UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2010

ZIONS BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Utah	001-12307	87-0227400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, 15th Floor, Salt Lake City, Utah	84133
(Address of Principal Executive Office)	(Zip Code)

(801) 524-4787

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On June 21, 2010, Zions Bancorporation (the “Company”) (NASDAQ: ZION) announced the completion of its previously-announced series of capital actions to preserve and augment its capital ratios and financial flexibility. Since May 19, 2010, the Company raised aggregate gross proceeds of approximately $615 million of new Tier 1 capital, through the following transactions:

•	approximately $287.5 million from issuances of shares of the Company’s common stock through its equity distribution arrangements with each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co.;
•

approximately $142.5 million from the issuance of depositary shares (each representing a 1/40th interest in a share of the Company’s Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock), including approximately $17.5 million in aggregate gross proceeds from the exercise of the underwriters’ option to purchase additional depositary shares which the Company expects to be delivered against payment on June 22, 2010; and

•	approximately $185 million from the issuance of warrants to purchase shares of the Company’s common stock.

After giving effect to the transactions described above and the previously announced conversion of $116.6 million face value of convertible subordinated debt into preferred equity, the Company’s ratio of Tier 1 Capital to Risk-Weighted Assets as of March 31, 2010 increased by approximately 139 basis points to 12.58% on a pro forma basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

Date: June 21, 2010	By:	/s/ Thomas E. Laursen
Thomas E. Laursen Executive Vice President and General Counsel